[EXHIBIT (a)(17)]
FORM OF E-MAIL ANNOUNCING EXTENSION OF OFFER TO EXCHANGE
Dear Mindspeed Employee:
     On April 10, 2009, we announced that we are offering to exchange certain options held by eligible employees for new options pursuant to terms and for the reasons described in the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Stock Option Grants (the “Offer to Exchange”). Each eligible individual who holds eligible options was provided with our Election Form.
     In connection with our filing of the Offer to Exchange with the Securities and Exchange Commission, we have prepared an Amendment to the Offer to Exchange, dated May 7, 2009 (the “Amendment to the Offer to Exchange”), which extends the expiration date of the Offer to Exchange to May 15, 2009 at 9:00 p.m., Pacific Time. The Amendment to the Offer to Exchange along with Amendment No. 2 to our Tender Offer Statement on Schedule TO are attached to this e-mail.
     We presently do not intend to further extend the offer. No elections will be accepted after the offer expires.
     This notice does not constitute the offer. The full terms of the offer are described in the Offer to Exchange, dated April 10, 2009, as amended by the Amendment to the Offer to Exchange. If you need another copy of the Offer to Exchange or the Amendment to the Offer to Exchange, you may request one by sending an e-mail to stockadmin@mindspeed.com or you may view them on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp.
     As more fully described in the Offer to Exchange, as amended, to accept the offer, you must submit a completed Election Form on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp or by e-mail (via PDF or similar imaged document file) to stockadmin@mindspeed.com. Your completed Election Form, and any subsequent change thereto, must be submitted by May 15, 2009 at 9:00 p.m., Pacific Time (or a later date if we extend the offer). You may change your elections at any time prior to the expiration date. If we do not receive your Election Form by 9:00 p.m., Pacific Time, on the expiration date, you will be deemed to have rejected the offer.
     If you have already submitted your Election Form, then no further action is required.